CHURCHILL DOWNS INCORPORATED
RESTRICTED STOCK AGREEMENT

        THIS RESTRICTED STOCK AGREEMENT (the “Agreement”) is made and entered into as of the ____ day of _____________, 2004 by and between _________________________ (the “Participant”), who resides at , and Churchill Downs Incorporated (the “Company”), a Kentucky corporation with its principal place of business at 700 Central Avenue, Louisville, Kentucky 40208, pursuant to the provisions of the Churchill Downs Incorporated 2004 Restricted Stock Plan (the “Plan”).

WITNESSETH:

        WHEREAS, the Board of Directors of the Company at its meeting on November 18, 2004, ratified the action of the Compensation Committee (the “Committee”) of the Board of Directors authorizing and directing the Company to make an award of stock to the Participant under the Plan for the purposes expressed in the Plan; and

        WHEREAS, the parties desire to enter into this Agreement to set forth the terms and conditions of such award.

        NOW, THEREFORE, in consideration of the foregoing and the mutual undertakings herein contained, and for other good and valuable consideration, the mutuality, receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

       1.     Grant of Stock. In accordance with the terms of the Plan and subject to the further terms, conditions and restrictions contained in this Agreement, the Company hereby grants to the Participant ____ shares (the “Shares”) of the Company’s common stock, no par value per share (the “Common Stock”), in consideration for services to be performed by the Participant as an employee of the Company and its subsidiaries. As long as the Shares are subject to the Restrictions set forth in Section 4 of this Agreement, such shares shall be deemed to be, and are referred to in this Agreement as, the “Restricted Shares.

      2.      Certificates for Shares; Proxies. Certificates evidencing Restricted Shares shall be deposited with the Company or its designee to be held in escrow until such Shares are released to the Participant or forfeited in accordance with this Agreement. The Participant shall, simultaneously with the execution and delivery of this Agreement, execute and deliver to the Company (i) a stock power in blank with respect to the Restricted Shares, and (ii) an irrevocable proxy with respect to the Restricted Shares, appointing the Company as the Participant’s proxy until the lapse of the Restrictions in accordance with Section 6 herein, in form and substance satisfactory to the Company. If any Restricted Shares are forfeited, the Company shall direct the transfer agent of the Common Stock to make the appropriate entries in its records showing the cancellation of the certificate or certificates for such Restricted Shares.

      3.     Adjustments in Restricted Shares. In the event of any change in the outstanding Common Stock by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, the Committee shall make equitable adjustments in the Restricted Shares corresponding to adjustments made by the Committee in the number and class of shares of Common Stock that may be issued under the Plan. Any new, additional or different securities to which the Participant shall be entitled in respect of Restricted Shares by reason of such adjustment shall be deemed to be Restricted Shares and shall be subject to the same terms, conditions and restrictions as the Restricted Shares so adjusted.

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       4.     Restrictions. During applicable periods of restriction determined in accordance with Section 6 of this Agreement, Restricted Shares, and all rights with respect to such Shares, may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered or disposed of and shall be subject to the risk of forfeiture contained in Section 5 of this Agreement (such limitations on transferability and risk of forfeiture being herein referred to as the “Restrictions”), but the Participant shall have all other rights of a stockholder; provided, however, that, until such time as the Restrictions lapse, the Participant shall not have the right to vote the Restricted Shares; receive dividends thereon (which dividends shall be irrevocably retained by the Company); or purchase any securities pursuant to that certain Rights Agreement dated as of March 19, 1998, between the Company and The Fifth Third Bank (as successor Rights Agent to Bank of Louisville), as amended, and as the same may be amended, modified or supplemented from time to time, or any similar agreement, document or instrument.

       5.     Forfeiture of Restricted Shares. In the event that the Participant terminates employment with the Company and its subsidiaries for any reason other than his or her death, retirement at or after age 60 or total and permanent disability, such event shall constitute an “Event of Forfeiture” and all Shares which at that time are Restricted Shares shall thereupon be forfeited by the Participant to the Company without payment of any consideration by the Company, and neither the Participant nor any heir, personal representative, successor or assign of the Participant shall have any right, title or interest in or to such Restricted Shares or the certificates evidencing the same.

       6.     Lapse of Restrictions

(a)	Except as otherwise provided in subsection (b) below, the Restrictions on the Restricted Shares shall lapse on the fifth (5th) anniversary of the effective date of this Agreement.
(b)	In the event that the Participant’s employment with the Company and its subsidiaries terminates as a result of his or her death, retirement at or after age 60 or total and permanent disability, then the Restrictions on the Restricted Shares shall lapse on the later of (i) the date of such event, or (ii) six months after the date of this Agreement. In the event that the Company experiences a Change in Control (as defined below) or the Committee in its sole discretion elects to accelerate the lapse of the Restrictions as of a specified date, then the Restrictions on the Restricted Shares shall lapse as of the date of such event in the case of a Change in Control or such specified date in the case of an acceleration of the lapse of the Restrictions.

(c)	Upon the lapse of the Restrictions in accordance with this Section, the Company shall, as soon as practicable thereafter, deliver to the Participant a certificate without any restrictive endorsement for the Shares that are no longer subject to such Restrictions.

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(d)	For purposes of this Agreement, a “Change of Control” shall mean the first to occur of the following events:
(i)	the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then-outstanding voting securities of the Company (the “Outstanding Company Common Stock”) or the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”);

(ii)	individuals who, as of the date of adoption of the Plan, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date of adoption of the Plan whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

	(iii)	consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Corporate Transaction”), in each case, unless, immediately following such Corporate Transaction, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of Common Stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Company resulting from such Corporate Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company

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Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such entity resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 20% or more of, respectively, the then Outstanding Company Common Stock resulting from such Corporate Transaction or the Outstanding Company Voting Securities resulting from such Corporate Transaction, except to the extent that such ownership existed prior to the Corporate Transaction, and (iii) at least a majority of the members of the Board of Directors of the Company resulting from the Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial plan or action of the Board of Directors providing for such Corporate Transaction; or

(iv)	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

          Notwithstanding the foregoing, actions taken in compliance with that certain Stockholder’s Agreement dated as of September 8, 2000, among the Company, Duchossois Industries, Inc. and subsequent signatories thereto, as amended, modified or supplemented from time to time, shall not be deemed a Change in Control.

        In addition and anything to the contrary contained herein notwithstanding, if the Company enters into an agreement or series of agreements or the Board of Directors of the Company adopts a resolution that results in the occurrence of any of the foregoing events, and the employment of the Participant is terminated after the entering into of such agreement or series of agreements or the adoption of such resolution, then, upon the termination of such Participant’s employment, a Change of Control shall be deemed to have retroactively occurred on the date of entering into of the earliest of such agreements or the adoption of such resolution.

       7.     Withholding Requirements. Whenever Restrictions lapse with respect to Restricted Shares, the Company shall have the right to (i) withhold from sums due to the Participant; (ii) require the Participant to remit to the Company; or (iii) retain Shares otherwise deliverable to the Participant; in an amount sufficient to satisfy any Federal, state or local withholding tax requirements prior to making such payments or delivering any such Shares to the Participant.

      8.     Effect Upon Employment. Nothing contained in this Agreement shall confer upon the Participant the right to continue in the employment of the Company or its subsidiaries or affect any right that the Company or its subsidiaries may have to terminate the employment of the Participant.

      9.     Amendment. This Agreement may not be amended, modified or supplemented except with the consent of the Committee and by a written instrument duly executed by the Participant and the Company.

      10.     Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, personal representatives, successors and assigns. Participant acknowledges receipt of a copy of the Plan, which is annexed hereto, represents that he or she is familiar with the terms and provisions thereof and accepts the award of Shares hereunder subject to all of the terms and conditions of the Plan and this Agreement. In the event there is a conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall govern and control. Participant hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee upon any questions arising under the Plan or this Agreement.

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      11.     Notices. Notices shall be deemed delivered if delivered personally or if sent by registered or certified mail to the Company at its principal place of business, as set forth above, and to Participant at the address set forth above, or at such other address as either party may hereafter designate in writing to the other.

      12.     Severability. The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of the remaining provisions of the Agreement, and such invalid or unenforceable provision shall be stricken to the extent necessary to preserve the validity and enforceability of the Agreement.

      13.     Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the Commonwealth of Kentucky. The Participant consents to the exclusive jurisdiction of the courts of the Commonwealth of Kentucky and of any federal court located in Jefferson County, Kentucky in connection with any action or proceeding arising out of or relating to this Agreement, any document or instrument delivered pursuant to or in connection with this Agreement, or any breach of this Agreement or any such document or instrument.

      14.     Entire Agreement. This Agreement and the Plan contain the entire agreement between the parties hereto with respect to the subject matter hereof.

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        IN WITNESS WHEREOF, the Company and the Participant have executed and delivered this Agreement as of the date first above written and which Agreement is effective as of November 18, 2004.

CHURCHILL DOWNS INCORPORATED
By: __________________________________ Title:________________________________ PARTICIPANT: By:___________________________________

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